UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

January 29, 2021
Date of report (Date of earliest event reported)

PROTO LABS, INC.
(Exact Name of Registrant as Specified in its Charter)

Minnesota	001-35435	41-1939628
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5540 Pioneer Creek Drive Maple Plain, Minnesota	55359
(Address of Principal Executive Offices)	(Zip Code)

(763) 479-3680
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.001 Per Share	PRLB	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Robert Bodor Executive Employment Agreement

On January 29, 2021, Proto Labs, Inc. (the “Company”) entered into an Executive Employment Agreement, with Robert Bodor, effective as of March 1, 2021 (the “Employment Agreement”). As previously announced, Dr. Bodor will replace Victoria M. Holt as President and Chief Executive Officer of the Company. The Board of Directors (the “Board”) also elected Dr. Bodor as a director of the Board, effective upon the assumption of his role as President and Chief Executive Officer.

Since January 2015, Dr. Bodor, 48, has served as Vice President/General Manager – Americas of the Company, and will continue to serve in such role until he assumes his new position as President and Chief Executive Officer. Dr. Bodor also served as the Chief Technology Officer of the Company from July 2013 to January 2015. Dr. Bodor started at the Company in 2012 as Director of Business Development. Prior to joining the Company in 2012, Dr. Bodor held several roles at Honeywell, most recently leading SaaS business offerings for Honeywell’s Life Safety Division. He also spent 4 years with McKinsey & Company.

The Company entered into the Employment Agreement with Dr. Bodor in recognition of the need to provide him certain protection as President and Chief Executive Officer should his employment with the Company be involuntarily terminated without cause or terminated by him for good reason before or after a change in control of the Company, as those terms are defined in the Employment Agreement. Dr. Bodor’s employment with the Company is at-will and his employment may be unilaterally terminated by Dr. Bodor or the Company at any time for any reason, subject to the terms of the Employment Agreement.

Pursuant to the Employment Agreement, Dr. Bodor will receive an initial annual base salary of $500,000 and will be eligible for an annual target cash incentive bonus payment equal to 100% of his annual base salary.

Dr. Bodor will receive an additional equity grant pursuant to the Company’s 2012 Long-Term Incentive Plan, 50% in the form of stock options and 50% in the form of restricted stock units, with an aggregate fair market value of $1.3 million (as measured on the date of grant and based on the Board’s assessment of the Company's performance against Dr Bodor’s and the Company's performance objectives). The grant date (the “Grant Date”) for this new equity grant will be the earliest day permitted pursuant to the terms of the Company’s Equity Award Approval Policy following commencement of Dr. Bodor’s assumption of his new position as President and Chief Executive Officer.

Dr. Bodor will also be eligible for an annual equity grant on terms and conditions that are comparable to those applicable to grants made to other senior executives of the Company. Dr. Bodor’s annual equity grant in 2022 is expected to be 50% in the form of performance stock units, 30% in the form of restricted stock units, and 20% in the form of stock options. It is expected that Dr Bodor’s equity grants received in 2021 will have an aggregate grant date fair value of approximately $2.0 million.

If the Company voluntarily terminates Dr. Bodor’s employment without cause (and other than as a result of his death or disability) or if he resigns for good reason, provided that Dr. Bodor complies with certain conditions (including execution of a general waiver and release of claims in favor of the Company), then he will be entitled to certain benefits pursuant to the Employment Agreement. If Dr. Bodor’s employment with the Company terminates during the term of the Employment Agreement, and if the termination is without cause (other than as a result of death or disability) or for good reason (a “Qualifying Termination”), and the Qualifying Termination is prior to any change in control or after the Transition Period (as defined below), then, subject to certain conditions:

●
the Company will pay Dr. Bodor an amount equal to one times his annualized base salary in substantially equal installments in accordance with the Company’s regular payroll practices over the 12-month period immediately following the termination date, subject to limited exceptions;

●	the Company will pay Dr. Bodor an amount equal to one times his target annual cash incentive bonus for the calendar year in which his employment with the Company terminates, payable in a lump sum;

●
if Dr. Bodor was enrolled in a group health plan sponsored by the Company immediately prior to his employment termination, then the Company will pay its share of premiums due for Dr. Bodor and his eligible dependents to continue such coverage under Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for the first 12 months of COBRA coverage, if elected by Dr. Bodor; and

●
if Dr. Bodor has any unvested equity-based awards as of the termination date, a pro rata portion of any time-based unvested awards scheduled to vest on the next anniversary of the grant date will vest immediately based on the number of such equity-based awards that would have vested as of the next anniversary assuming Dr. Bodor would have remained employed through the anniversary, pro-rated based on the number of days Dr. Bodor was employed by the Company during the then-current vesting year divided by the number of days in a year. For performance-based awards, the number of additional shares that will vest as a result of such pro rata vesting will be determined by multiplying the total number of additional shares that would otherwise have been determined to have been earned had Dr. Bodor remained employed through the end of the applicable performance period by a fraction, the numerator of which is the number of days Dr. Bodor was employed by the Company during the performance period and the denominator of which is the number of days in the performance period.

If Dr. Bodor’s termination date occurs during the term of the Employment Agreement and within 90 days prior to a change in control, and if the termination is a Qualifying Termination and Dr. Bodor reasonably demonstrates within 30 days after the change in control that the Qualifying Termination arose in connection with or in anticipation of the change in control, then the Company will pay Dr. Bodor the following amounts in addition to the amounts described above as to be paid in connection with a Qualifying Termination:

●	an amount equal to one times his annualized base salary, payable in a lump sum;

●	an amount equal to one times his target annual cash incentive bonus for the calendar year in which his employment with the Company terminates, payable in a lump sum;

●
The Company’s share of premiums due for Dr. Bodor and his eligible dependents for an additional six months of coverage under COBRA (after the initial 12-month COBRA coverage period ends), if elected by Dr. Bodor; and

●
an amount equal to the value of any unvested equity-based awards held by him as of the termination date that were forfeited as of the termination date. In the case of forfeited performance-based awards, the intrinsic value shall be based on the number of shares subject to an award based on a determination by the Board of the degree to which any performance-based vesting or payment conditions will be deemed satisfied.

If a change in control occurs during the term of the Employment Agreement and Dr. Bodor’s termination date occurs within the18-month period following the change in control (the “Transition Period”), and if the termination is a Qualifying Termination, then, subject certain conditions:

●
the Company will pay Dr. Bodor an amount equal to two times his annualized base salary in substantially equal installments in accordance with the Company’s regular payroll practices over the 24-month period immediately following the termination date, subject to limited exceptions;

●	the Company will pay Dr. Bodor an amount equal to two times his target annual cash incentive bonus for the calendar year in which his employment with the Company terminates, payable in a lump sum;

●
If Dr. Bodor was enrolled in a group health plan sponsored by the Company immediately prior to his employment termination, then the Company will pay its share of premiums due for Dr. Bodor and his eligible dependents to continue such coverage under COBRA for the first 18 months of COBRA coverage, if elected by Dr. Bodor; and

●
if Dr. Bodor has any unvested equity-based awards as of the termination date, all such unvested awards will vest immediately on Dr. Bodor’s termination date. In the case of performance-based awards, the number of shares subject to such accelerated vesting shall be based on a determination by the Board of the degree to which any performance-based vesting conditions will be deemed satisfied.

If Dr. Bodor’s employment with the Company is terminated due to his death or disability (as defined in the Employment Agreement), then, in addition to payment of accrued but unpaid salary and benefits, Dr. Bodor (or his estate) will be entitled to receive a pro rata portion of his target annual cash incentive award for the then-current year based on the portion of the year he was employed by the Company prior to termination.

In the event that the severance pay and other benefits provided for in the Employment Agreement or otherwise payable to Dr. Bodor constitute Section 280G “parachute payments” and would be subject to excise taxes, then such benefits will be either be delivered in full or delivered as to such lesser extent which would result in no portion of such severance pay and other benefits being subject to excise taxes, whichever results in the receipt by Dr. Bodor of the greatest amount of benefits.

The foregoing description of the terms of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

There is no transaction between Dr. Bodor (and his immediate family) and the Company that requires disclosure in accordance with Item 404(a) of Regulation S-K.

Victoria M. Holt Consulting Agreement

On February 4, 2021, the Company entered into a consulting agreement (the “Consulting Agreement”) in connection with Ms. Holt’s retirement as President and Chief Executive of the Company, effective February 28, 2021, pursuant to which Ms. Holt will provide certain consulting services to the Company. Ms. Holt has agreed to provide consulting services to the Company as an independent contractor for the period beginning on March 1, 2021 and continuing through February 28, 2022, unless terminated earlier in accordance with the terms of the Consulting Agreement. The Consulting Agreement provides that Ms. Holt will be entitled to receive compensation of $5,000 per month. Ms. Holt will also be allowed to maintain enrollment in the group health plan sponsored by the Company in accordance with the terms and conditions of the Company’s executive retiree medical plan. The Consulting Agreement may be terminated with 60 days’ notice by either party for any reason.

The foregoing description of the terms of the Consulting Agreement is qualified in its entirety by reference to the Consulting Agreement, a copy of which is filed as Exhibit 10.2 hereto and incorporated by reference herein.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits

10.1	Executive Employment Agreement, dated January 29, 2021, by and between Proto Labs, Inc. and Robert Bodor
10.2	Consulting Agreement, dated February 4, 2021, by and between Proto Labs, Inc. and Victoria M. Holt
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTO LABS, INC.

Date: February 4, 2021

/s/ Victoria M. Holt
Victoria M. Holt
President and Chief Executive Officer